UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

CEMPRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

6340 Quadrangle Drive, Suite 100, Chapel Hill, NC		27517
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (919) 313-6601

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 8, 2013, Cempra Pharmaceuticals, Inc., our wholly owned subsidiary, entered into a license agreement with Toyama Chemical Co., Ltd., whereby we licensed to Toyama the exclusive right, with the right to sublicense, to make, use and sell any product in Japan that incorporates solithromycin, our lead compound, as its sole active pharmaceutical ingredient, or API, for human therapeutic uses, other than for ophthalmic indications or any condition, disease or affliction of the ophthalmic tissues. Toyama also has a nonexclusive license in Japan and certain other countries, with the right to sublicense, to manufacture or have manufactured API for solithromycin for use in manufacturing such products, subject to limitations and obligations of the concurrently executed supply agreement discussed below. Toyama has granted us certain rights to intellectual property generated by Toyama under the license agreement with respect to solithromycin or licensed products for use with such products outside Japan or with other solithromycin-based products inside or outside Japan.

Within 20 business days of execution of the license agreement, Toyama will pay us an upfront payment of $10.0 million. Toyama is also obligated to pay us up to an aggregate of $60.0 million in milestone payments, depending on the achievement of various regulatory, patent, development and commercial milestones. Under the terms of the license agreement, Toyama must also pay us a royalty equal to a low-to-high first double decimal digit percentage of net sales, subject to downward adjustment in certain circumstances.

The term of the license agreement (and the period during which Toyama must pay royalties under the license agreement) will end, on a product-by-product basis, at the later of: (i) such time as no patent rights under the agreement cover a particular licensed product in Japan; (ii) 15 years after such product is first launched in Japan, or (iii) the first commercial sale in Japan by a third party of a generic equivalent of such licensed product.

Toyama may terminate the license agreement (i) at any time, with or without cause, upon advance notice to us, (ii) upon the occurrence of any serious adverse effect in any human clinical trial of any licensed product that would significantly impact the long term commercial viability of a licensed product in Japan, or (iii) upon our failure to obtain the issuance of certain patents or file for U.S. regulatory approvals by certain dates, or to continue certain key clinical trials. We may terminate the license agreement if Toyama or any of its sublicensees is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of a licensed product, or upon Toyama’s failure to (i) initiate certain clinical trials in Japan by certain dates, (ii) obtain regulatory approval in Japan within a certain period of completing certain clinical trials in Japan, (iii) launch and commercialize approved licensed products in Japan within a certain period of approval, (iv) use commercially reasonable efforts to market and sell licensed products, or (v) achieve expected benchmarks for net sales of licensed products. Either party may terminate the license agreement due to the other party’s insolvency or for uncured material breach.

As part of the license agreement, Toyama and we also entered into a supply agreement, whereby we will be the exclusive supplier (with certain limitations) to Toyama and its sublicensees of API for solithromycin for use in licensed products in Japan, as well as the exclusive supplier to Toyama and its sublicensees of finished forms of solithromycin to be used in Phase 1 and Phase 2 clinical trials in Japan. Pursuant to the supply agreement, which is an exhibit to the license agreement, Toyama will pay us for such clinical supply of finished product and all supplies of API for solithromycin for any purpose, other than the manufacture of products for commercial sale in Japan, at prices equal to our costs. All API for solithromycin supplied by us to Toyama for use in the manufacture of finished product for commercial sale in Japan will be ordered from us at prices determined by our manufacturing costs, and which may, depending on such costs, equal, exceed, or be less than such costs. Either party may terminate the supply agreement for uncured material breach or insolvency of the other party, with Toyama’s right to terminate for our breach subject to certain further conditions in the case of our failure to supply API for solithromycin or clinical supply, but otherwise the supply agreement will continue until the expiration or termination of the license agreement.

The descriptions of the license agreement and the supply agreement provided above are qualified in their entirety by reference to the full and complete terms contained in the license agreement and the supply agreement, which will be filed as exhibits to our Quarterly Report on Form 10-Q for the quarter ending June 30, 2013.

A copy of the press release announcing the entry into the license agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued May 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEMPRA, INC.

Date: May 14, 2013	/s/ Mark W. Hahn
Mark W. Hahn, Chief Financial Officer